EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 16, 2009, by and between Robert W. Zaist (the “Employee”) and Washington Group International, Inc., an Ohio corporation (the “Company”).

1. Term of Employment.

(a) Basic Rule.  The Company agrees to employ the Employee, and the Employee agrees to remain in employment with the Company, from the date hereof until the date on which the Employee’s employment terminates pursuant to Subsection (b), (c), (d), (e) or (f) below.

(b) Termination By Company Without Cause.  The Company may terminate the Employee’s employment at any time without Cause (as defined below) and for any reason or no reason whatsoever by giving the Employee thirty (30) days’ advance notice in writing.

(c) Termination By Company For Cause.  The Company may terminate the Employee’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean:

(i) A willful failure or omission of the Employee to substantially perform his duties hereunder, other than as a result of the death or Disability (as defined below) of the Employee;

(ii) A willful act by the Employee that constitutes gross misconduct or fraud;

(iii) The Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony or any misdemeanor involving dishonesty;

(iv) The Employee’s disobedience of orders or directives of the Chief Executive Officer (the “Chief Executive Officer”) of URS Corporation, a Delaware corporation (“URS Delaware”), or his designee, or of the Board of Directors of URS Delaware, or a duly appointed committee thereof (collectively, the “Board”); or

(v) The Employee’s breach of any agreement with the Company.

(d) Resignation By Employee.  The Employee may terminate his employment by giving the Company thirty (30) days’ advance notice in writing.

(e) Death of Employee.  The Employee’s employment shall terminate automatically and immediately in the event of his death.

(f) Disability.  Subject to applicable law, the Company may terminate the Employee’s employment due to Disability by giving the Employee thirty (30) days’ advance

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notice in writing.  For all purposes under this Agreement, “Disability” shall mean that, as determined by the Company in its sole discretion, the Employee, at the time the notice is given, has performed none of his duties under this Agreement for a period of not less than one hundred eighty (180) consecutive days as a result of his incapacity due to physical or mental illness.  In the event the Employee resumes the performance of substantially all of his duties hereunder before termination of his active employment under this Section 1(f) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(g) Rights Upon Termination.  Except as expressly provided in Sections 6 and 7, upon the termination of the Employee’s employment pursuant to this Section 1, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 3, 4 and 5 for the period preceding the effective date of the termination, which shall include all accrued and unused vacation.  The payments under this Agreement shall fully discharge all responsibilities of the Company, URS Delaware, and their respective parent, subsidiary and affiliated corporations and related entities (collectively, “URS” and, individually, a “URS Entity”) to the Employee.

(h) Employment By Affiliate. The employment of the Employee shall not be considered to have terminated for purposes of this Agreement if the Employee is employed by any URS Entity.

(i) Termination of Agreement.  This Agreement shall terminate on the earlier of the fifth anniversary of the date of this agreement or the date when all obligations of the parties hereunder have been satisfied.

2. Duties and Scope of Employment.

(a) Position.  The Company agrees to employ the Employee in an executive position for the term of his employment under this Agreement.  The Employee shall report to the President of the Washington Division of URS or his designee, and shall serve in such positions on behalf of URS and perform such duties consistent with an executive position for URS as may be required by the President of the Washington Division of URS or his designee.  It is anticipated that the Employee’s duties will require him to travel frequently and extensively.  If the principal office to which the Employee is assigned is changed by the Company, the Company shall reimburse reasonable relocation expenses of the Employee in accordance with generally applicable policies of the Company.

(b) Obligations.  During the term of his employment under this Agreement, the Employee shall devote his full business efforts and time to URS and shall not render services to any other person or entity without the prior written consent of the Chief Executive Officer or his designee.  The foregoing, however, shall not preclude the Employee from (i) engaging in appropriate civic, charitable or religious activities, (ii) devoting a reasonable amount of time to private investments that do not interfere or conflict with his responsibilities to the Company or (iii) serving on the boards of directors of other companies provided that prior written approval for such service is obtained from the Chief Executive Officer or his designee and that such service does not interfere or conflict with his responsibilities to the Company.

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(c) Resignation From Other Positions.  Immediately upon request by the Company, before or after the termination of the employment of the Employee, he shall resign from any and all positions he holds as director, officer, trustee, nominee, agent for service of process, attorney-in-fact or similar position with respect to any URS Entity, and shall execute, verify, acknowledge, swear to and deliver any documents and instruments reasonably requested by the Company or required to reflect such resignation.

3. Base Compensation and Target Bonus.

During the term of his employment under this Agreement, the Company agrees to pay the Employee as compensation for his services a base salary at an annual rate of Four Hundred Fifty Thousand Dollars ($450,000), or at such higher rate as the Company may determine from time to time in its sole discretion.  Such salary shall be payable in accordance with the Company’s standard payroll procedures.  (The annual rate of compensation specified in this Section 3, as increased by the Company from time to time in its sole discretion, is referred to in this Agreement as “Base Compensation.”)  In addition, during the term of his employment under this Agreement, the Company agrees that the Employee shall participate in the Company’s annual bonus plan with a target bonus percentage of at least one hundred percent (100%) of Base Compensation.  (The annual target bonus percentage specified in this Section 3, as increased by the Company from time to time in its sole discretion, is referred to in this Agreement as “Annual Target Bonus.”)

4. Employee Benefits, Stock Options, and Incentive Compensation, and Other Compensation Plans and Programs.

During the term of his employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans, other equity-based incentive and compensation plans, and other executive benefit, incentive and compensation programs maintained with respect to employees of the Company, subject in each case to (i) the generally applicable terms and conditions of the applicable plan or program and to the determinations of the Board or other person administering such plan or program, (ii) determinations by URS, the Board or any such person as to whether and to what extent the Employee shall so participate or cease to participate, as such determinations are indicated in writing and (iii) amendment, modification or termination of any such plan or program in the sole and absolute discretion of URS.

5. Business Expenses.

In accordance with the Company’s generally applicable policies, (i) during the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder, and (ii) the Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation.

6. Certain Terminations of Employment Following Change in Control.

(a) Definition.  For all purposes under this Agreement, “Change in Control” shall mean that, after the date of this Agreement, any “person” (as such term is used in

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Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), through the acquisition or aggregation of securities, becomes the beneficial owner, directly or indirectly, of securities of URS Delaware representing more than fifty percent (50%) of the combined voting power of the then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors of URS Delaware.

(b) Good Reason.  For all purposes under this Agreement, “Good Reason” shall mean that the Employee has incurred a reduction in his Base Compensation or Annual Target Bonus.

(c) Change in Control Payment and Severance Benefits. If, during the term of the Employee’s employment under this Agreement and within one year after the occurrence of a Change in Control, either (i) the Employee voluntarily resigns his employment for Good Reason, or (ii) the Company terminates the Employee’s employment for any reason other than Cause or Disability and such termination of employment is a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), then the Employee shall be entitled to receive a severance payment from the Company (the “Change in Control Payment”) and in addition shall be entitled to Severance Benefits in accordance with Subsection 7(a)(ii).  No Change in Control Payment shall be made in case of termination of employment of Employee by reason of resignation of Employee other than for Good Reason, death of Employee, or any other circumstance not specifically and expressly described in the immediately preceding sentence.  The Change in Control Payment shall be in an amount determined under Section 6(d) below and shall be made in a lump sum not more than five (5) business days following the effective date of the Employee’s release as described in Section 8 below; provided, however, that if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of his separation from service with the Company, the Change in Control Payment shall be made in a lump sum during the seventh (7) month following the date of separation, provided that the Employee’s release has become effective in accordance with its terms as described in Section 8. The Change in Control Payment shall be (i) reduced by an amount equal to the Annual Target Bonus to the extent an annual bonus is due to the Employee under the Company’s applicable annual bonus plan at the time of the employment termination but has not yet been paid, (ii) in lieu of any further accrual of benefits under Section 4 with respect to periods subsequent to the date of the employment termination and (iii) in lieu of any entitlement to a Severance Payment (as defined in Subsection 7(a)(i) below).

(d) Amount of Change in Control Payment. The amount of the Change in Control Payment shall be equal to two hundred percent (200%) of the Employee’s Base Compensation, as in effect on the date of the Change in Control.

(e) Incentive Programs. If, during the term of the Employee’s employment under this Agreement and within one year after the occurrence of a Change in Control, either (i) the Employee voluntarily resigns his employment for Good Reason, or (ii) the Company terminates the Employee’s employment for any reason other than Cause or Disability, then as of the date of such termination the Employee shall become fully vested in all awards heretofore or hereafter granted to him under all incentive compensation, bonus, stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by URS, except if

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and to the extent specifically provided to the contrary under the terms of any such plan or any specific grant or award made to the Employee under any such plan.

(f) No Mitigation.  The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6 (whether by seeking new employment or in any other manner), nor shall any such payment or benefit be reduced by earnings or benefits that the Employee may receive from any other source.

7. Other Terminations of Employment.

(a) Severance Payment and Severance Benefits.  In the event that, during the term of the Employee’s employment under this Agreement, the Company terminates the Employee’s employment for any reason other than Cause or Disability or the Employee voluntarily resigns his employment for Good Reason within one (1) month of the occurrence of the event constituting Good Reason and such termination of employment is a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) and Section 6 does not apply, then:

(i) The Company shall pay an amount (“Severance Payment”) in a lump sum equal to one hundred percent (100%) of the Employee’s Base Compensation as in effect on the date of employment termination.  The Severance Payment shall be paid not more than five (5) business days following the effective date of the Employee’s release as described in Section 8 below; provided, however, that if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service with the Company, the Severance Payment shall be made in a lump sum during the seventh (7) month following the date of separation, provided that the Employee’s release has become effective in accordance with its terms as described in Section 8.

(ii) For the period of one (1) year following such termination, the Company shall (i) pay or reimburse the Employee for dental and health insurance premiums required to be paid by the Employee for such one (1) year period to obtain continuation coverage for the Employee under the Comprehensive Omnibus Reconciliation Act of 1985, as amended (“COBRA”), within the meaning of Section 4980B(f)(2) of the Code, provided the Employee elects such continuation coverage, and (ii) cause group long-term disability insurance coverage and basic term life insurance coverage then provided to the Employee by the Company, if any, to be continued for such one (1) year period (or, if such coverage cannot be continued or can only be continued at a cost to the Company greater than the Company would have incurred absent such termination, then, at the Company’s election, the Company may either provide such long-term disability or term life insurance as may be available at no greater cost than one hundred fifty percent (150%) of what the Company would have incurred absent such termination or pay to the Employee one hundred fifty percent (150%) of the amount of premiums the Company would have incurred to continue such coverage absent such termination).  The amount of any in-kind benefits provided under this Section 7(a)(ii) with respect to life and disability insurance coverage (or expenses eligible for reimbursement, if applicable) during a calendar year may not affect the in-kind benefits to be provided (or expenses eligible for reimbursement, if applicable), in any other calendar year.  Any and all payments due to the Employee under this Section 7(a)(ii) with respect to life and disability insurance premiums with respect to a given calendar year shall

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be payable no later than December 31 of the succeeding calendar year.  (The payments and benefits specified under this Subsection 7(a)(ii) collectively are referred to in this Agreement as “Severance Benefits”.)

(b) Termination of Severance Benefits.  All Severance Benefits shall be discontinued completely as of the date when the Employee returns to employment or self-employment, whether full- or part-time, with an entity that offers any group health insurance coverage to its employees or independent contractors, regardless of whether such coverage is equivalent to the insurance coverage contemplated by the Severance Benefits.

(c) No Mitigation.  The Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7, nor, except as provided in Section 7(b), shall any such payment or benefit be reduced by earnings or benefits that the Employee may receive from any other source.

8. Change in Control Payment, Severance Payment and Severance Benefits Conditioned Upon Execution of Effective Release of Claims.

Notwithstanding any of the foregoing to the contrary, in no event shall the Company be required to make any payment or provide any benefit pursuant to Section 6 or 7 above (except for payments of accrued and unpaid vacation) unless and until the Employee executes and delivers to the Company a General Release in the form of Exhibit A, and such release becomes effective in accordance with its terms no later than 90 days following the termination of employment date; provided, however, that pending such execution and delivery of such a release by the Employee, the Company will advance for the account of the Employee premiums required to be paid during the period during which the effectiveness of the release is pending if necessary to avoid lapse with respect to the Employee within such period of a group dental, health or disability policy to which Severance Benefits provided under Subsection 7(a)(ii) relate, which advance shall be repaid by the Employee upon expiration of (i) the period during which the Employee is permitted to consider whether to execute the release (if the Employee does not execute the release) or (ii) the period during which the effectiveness of the release is pending (if the Employee executes the release).

9. Certain Additional Payments.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit the Employee would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or

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some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.

(b) The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within thirty (30) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment.  The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

10. Nondisclosure.

During the term of this Agreement and thereafter (notwithstanding the termination of this Agreement or the Employee’s employment hereunder), the Employee shall not, without the prior written consent of the Chief Executive Officer or his designee or the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of URS) confidential information or proprietary data of URS, except as required by applicable law or legal process, in which case promptly and before disclosure the Employee shall give notice to the Company of any such requirement or process; provided, however, that confidential information shall not include any information available from another source on a nonconfidential basis, known generally to the public, or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business as, or a business similar to, that conducted by URS. The Employee agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents or electronic information (and copies thereof) relating to the business of URS, which he may then possess or have under his control.  Nothing in this Section 10 or elsewhere in this Agreement shall be deemed to waive, or to permit or authorize the Employee to take any action which waives or could have the consequence of waiving, the attorney-client privilege, the work product doctrine or any other privilege or doctrine with respect to any information in the possession of the Employee or any communication between the Employee and URS or any of its directors, officers, employees, agents or other representatives.

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11. Miscellaneous Provisions.

(a) Successors.  Subject to Section 11(j) below and provided that the Employee may not delegate his duties hereunder without the consent of the Board, this Agreement and all rights hereunder shall inure to the benefit of, and be enforceable by, the parties’ successors, assigns, personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

(b) Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered mail (return receipt requested and postage prepaid), or when telecopied.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing for income tax withholding purposes or by notice given pursuant to this Section 11(b).  In the case of the Company, mailed notices shall be addressed to the corporate headquarters of URS Delaware as reflected in its most recent Report on Form 10-Q or Form 10-K filed with the U.S. Securities and Exchange Commission, directed to the attention of its Secretary.  Telecopied notices shall be sent to such telephone number as the Company and the Employee may specify for this purpose.

(c) Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  Effective as of the date hereof, this Agreement amends, restates and supersedes all prior employment agreements and severance agreements between the parties, any other URS Entity, and their respective predecessors, including but not limited to the Severance Agreement by and between Washington Group International, Inc. and the Employee dated as of September 8, 2006.

(e) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes and other payroll deductions required to be withheld by law.  The Employee hereby declares under penalty of perjury that the Social Security Number he has provided to the Company is true and accurate.  To the extent permitted by applicable law, the Company shall also be entitled to withhold from or offset against any payments under this Agreement any amounts owed by the Employee (whether or not liquidated) to the Company or any other URS Entity.

(f) Certain Reductions and Offsets.  Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement shall be reduced by any severance payments and benefits payable by URS to the Employee under any policy, plan, program or arrangement, including, without limitation, any contract between the Employee and URS.

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(g) Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California, without regard to where the Employee has his residence or principal office or where he performs his duties hereunder.

(h) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i) Arbitration.  Except for any court action solely seeking injunctive relief to prevent irreparable harm, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or the Employee’s employment with the Company or the terms and conditions or termination thereof, or any action or omission of any kind whatsoever in the course of or connected in any way with any relations between URS and/or its affiliated entities and the Employee, including without limitation all claims encompassed within the scope of the form of General Release attached to this Agreement as Exhibit A, shall be resolved by final, binding and confidential arbitration to the fullest extent allowed by law, with such arbitration to be before a single arbitrator in accordance with the then current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator to be entered in any court having jurisdiction thereof.  The arbitration shall be administered by the San Francisco, California regional office of the AAA and shall be conducted at the San Francisco, California offices of the AAA or at such other location in San Francisco, California as the AAA may designate.  All fees and expenses of the arbitrator and the AAA shall be paid by the Company.  The Company and the Employee shall each have the right to legal representation in any arbitration proceeding, at their own expense.  The Company and the Employee acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived.  In the arbitration, the parties are entitled to discovery sufficient to arbitrate their disputes, as determined by the arbitrator.  The arbitration shall be governed by the substantive laws of the state of California as applied to contracts entered into and to be performed in California.  The arbitrator shall have the discretion to award monetary and other damages, or to award no damages, and to fashion any other relief that would otherwise be available in court.  The arbitrator is also authorized to determine if an issue is subject to this arbitration provision.  The arbitrator will issue a written arbitration decision that states any award and reveals the essential findings and conclusions on which the award is based.  Notwithstanding the above, this arbitration provision shall not prohibit: (i) administrative agency claims by Employee for workers’ compensation benefits or unemployment insurance benefits; (ii) claims for benefits under a Company plan or charter document brought pursuant to a binding arbitration procedure specifically set forth in such plan or charter document; or (iii) actions to compel arbitration or to enforce or vacate an arbitration award.  Moreover, nothing in this arbitration provision is intended to, or shall be construed as prohibiting Employee from filing an administrative charge with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or any state fair employment practices agency, or from participating in any related administrative agency investigation.  The prevailing party in any arbitration shall be entitled to recover reasonable attorneys fees and costs incurred from the non-prevailing party, with the prevailing party and amount of such fees and costs to be determined by the arbitrator.

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(j) No Assignment.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 11(i) shall be void.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Robert W. Zaist
Name:	Robert W. Zaist
Date:	November 8, 2009

Washington Group International, Inc., an Ohio corporation

/s/ Andrew F. Kaminisky
Name:	Andrew F. Kaminsky
Title:	SVP - Human Resources
Date:	September 22, 2009

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Exhibit A

GENERAL RELEASE

This General Release (“Release”) is executed and delivered by Robert W. Zaist (“Employee”) to and for the benefit of URS Corporation, a Delaware corporation, and any parent, subsidiary or affiliated corporation or related entity of URS Corporation (collectively, “Company”).

In consideration of certain payments and benefits which Employee will receive following termination of employment pursuant to the terms of the Employment Agreement entered into on November 16, 2009, between Employee and Company, and as amended from time to time (the “Agreement”), the sufficiency of which Employee hereby acknowledges, Employee hereby agrees not to sue and fully, finally, completely and generally releases, absolves and discharges Company, its predecessors, successors, subsidiaries, parents, related companies and business concerns, affiliates, partners, trustees, directors, officers, agents, attorneys, servants, representatives and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, arbitrations, unfair labor practice charges, wages, vacation payments, severance payments, obligations, commissions, overtime payments, workers compensation claims, debts, profit sharing or bonus claims, expenses, damages, judgments, orders and/or liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown to Employee which Employee now owns or holds or has at any time owned or held as against Releasees, or any of them, through the date Employee executes this Release (“Claims”), including specifically but not exclusively and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected to Employee’s employment with or separation of employment from Company including any Claims based on contract, tort, wrongful discharge, fraud, breach of fiduciary duty, attorneys’ fees and costs, discrimination in employment, any and all acts or omissions in contravention of any federal, state or local laws or statutes (including, but not limited to, federal or state securities laws, any deceptive trade practices act or any similar act in any other state and the Racketeer Influenced and Corrupt Organizations Act), and any right to recovery based on local, state or federal age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition, union affiliation or other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the National Labor Relations Act, the California Fair Employment and Housing Act, and any similar act in effect in any jurisdiction applicable to Employee or Company, all as amended.  Employee represents that as of Employee’s execution of this Release, Employee has been paid all wages owed, has received all the leave and leave benefits and protections for which Employee is eligible, pursuant to the Family and Medical Leave Act or otherwise, and has not suffered any on-the-job injury for which Employee has not already filed a claim.  Notwithstanding the above, Employee is (a) not releasing any claim that cannot be waived under applicable state or federal law and (b) not releasing any rights that Employee has to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between Employee and

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the Company, or any directors’ and officers’ liability insurance policy of the Company.  Further, nothing in this Release shall prevent Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, and any similar administrative agency in any jurisdiction applicable to Employee or Company, except that Employee acknowledges and agrees that Employee shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any Claims released herein.

During the time Employee is entitled to any Change in Control Payment, Severance Payment or Severance Benefits, as defined and provided in the Agreement, Employee agrees (i) to assist, as reasonably requested by Company, in the transition of Employee’s responsibilities and (ii) not to solicit any employee of Company to terminate or cease employment with Company.

Employee agrees to cooperate with the Company in responding to the reasonable requests of the Company in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its current or former affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Employee’s cooperation necessary or desirable.  In such matters, Employee agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  Employee also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Employee in connection with any such proceedings, unless Employee is expressly prohibited by law from so doing.  The failure by Employee to cooperate fully with the Company in accordance with this provision will be a material breach of the terms of this Agreement, which will excuse all commitments of the Company to provide severance or other benefits to Employee under any agreement.  The Company agrees to reimburse Employee for all reasonable out-of-pocket expenses she incurs in connection with the performance of his obligations under this section; provided, however, that such expenses shall not include attorneys fees, foregone wages or payment for services provided under this section.

Without superseding any other agreements, including the Agreement, and obligations Employee has with respect thereto, (i) Employee agrees not to divulge or use, at any time, any information that might be of a confidential or proprietary nature relative to Company, and (ii) Employee agrees to keep confidential all information contained in this Release (except to the extent (A) Company consents in writing to disclosure, (B) Employee is required by process of law to make such disclosure and Employee promptly notifies Company of receipt by Employee of such process, or (C) such information previously shall have become publicly available other than by breach hereof on the part of Employee).

Employee acknowledges and agrees that neither anything in this Release nor the offer, execution, delivery, or acceptance thereof shall be construed as an admission by Company of any kind, and this Release shall not be admissible as evidence in any proceeding except to enforce this Release.

It is the intention of Employee in executing this instrument that it shall be effective as a

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bar to each and every claim, demand, grievance and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, grievances and causes of action, if any, as well as those relating to any other claims, demands, grievances and causes of action hereinabove specified, and elects to assume all risks for claims, demands, grievances and causes of action that now exist in Employee’s favor, known or unknown, that are released under this Release.  Employee acknowledges Employee may hereafter discover facts different from, or in addition to, those Employee now knows or believes to be true with respect to the claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, damages, judgments, orders and liabilities herein released, and agrees the release herein shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts.

If any provision of this Release or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release which can be given effect without the invalid provision or application.  To this end, the provisions of this Release are severable.

Employee represents and warrants that Employee has not heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.

Employee represents that Employee is not aware of any claims other than the claims that are released by this instrument.  Employee acknowledges that Employee is familiar with the provisions of California Civil Code Section 1542, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee, being aware of such Code section, agrees to waive any rights Employee may have thereunder, as well as under any other statute or common law principle of similar effect.

ADEA Notice To Employee (Applicable If Age 40 or Older)

If employee is 40 years of age or older, the law requires that Employee be advised and Company hereby advises Employee in writing to consult with an attorney and discuss this Release before executing it.  Employee acknowledges Company has provided to Employee at least twenty-one (21) calendar days (forty-five (45) calendar days, in the case of a group termination) within which to review and consider this Release before signing it.

Should Employee decide not to use the full twenty-one (21) or forty-five (45) days, as applicable, then Employee knowingly and voluntarily waives any claims that Employee was not in fact given that period of time or did not use the entire twenty-one (21) or forty-five (45) days to consult an attorney and/or consider this Release.  Employee acknowledges that Employee may revoke this Release for up to seven (7) calendar days following Employee’s execution of this

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Release and that it shall not become effective or enforceable until such revocation period has expired.  Employee further acknowledges and agrees that such revocation must be in writing and delivered to Company in accordance with the Notice provision in the Agreement and must be received by Company as so addressed not later than midnight on the seventh (7th) day following Employee’s execution of this Release.  If Employee so revokes this Release, the Release shall not be effective or enforceable and Employee will not receive the monies and benefits described above.  If Employee does not revoke this Release in the time frame specified above, the Release shall become effective at 12:00:01 A.M. on the eighth (8th) day after it is signed by Employee.

Employee acknowledges that as part of this Release Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA (the “ADEA Waiver”).  Employee also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that Employee’s ADEA Waiver does not apply to any rights or claims that arise after the date Employee executes this Release.

In the case of a group termination, the law requires that Employee be provided a detailed list of the job titles and ages of all employees who were terminated in the group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.  If involved in a group termination, by signing below the Employee acknowledges that Employee has been provided with this information.

Effective Date For Employee If Under Age 40

If employee is less than 40 years of age, the ADEA Notice to Employee section immediately above will not apply, and this Release shall become effective on the day it is signed by Employee and received by the Company.

PLEASE READ THIS ENTIRE GENERAL RELEASE CAREFULLY.  IT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

I have read and understood the foregoing General Release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, and I accept and agree to its terms, acknowledge receipt of a copy of the same and the sufficiency of the monies and benefits described above, and hereby execute this Release voluntarily and with full understanding of its consequences.

/s/
Name:	Robert W. Zaist
Date: